Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
www.creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: March 14, 2006

Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Pink Sheets Symbol: CACC

CREDIT ACCEPTANCE CORPORATION ANNOUNCES
PRELIMINARY RESULTS OF ITS
MODIFIED DUTCH AUCTION TENDER OFFER

Southfield, Michigan – March 14, 2006 – Credit Acceptance Corporation (Pink Sheets: CACC) (the “Company”) announced the preliminary results of its modified Dutch auction tender offer, which expired at 5:00 p.m. on March 13, 2006. The Company commenced the tender offer on February 10, 2006 to purchase up to 5,000,000 shares of its common stock at a price between $21.00 and $25.00 per share, net to the seller in cash, without interest. Georgeson Shareholder Communications, Inc. acted as information agent for the offer and Computershare Trust Company of New York acted as the depositary.

Based on a preliminary count by the depositary, the total number of shares tendered in the offer was 4,053,741, which includes 191,617 pursuant to the guaranteed delivery procedure. Based on the preliminary count, the Company expects to purchase all properly tendered shares at $25.00 per share, net to the seller in cash, without interest, for a total purchase price of approximately $101.3 million. All shares purchased in the tender offer will be purchased at the same price. The actual number of shares to be purchased and the purchase price are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. The actual number of shares and purchase price per share will be announced promptly following completion of the verification process. Payment for shares accepted and the return of all shares tendered but not accepted will occur promptly after determination of the number of shares properly tendered.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Pink Sheets under the symbol CACC. For more information, visit www.creditacceptance.com.